Exhibit 99.1

Press Release	For more information contact:
For immediate release	Nils Erdmann	Manager of Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Third Quarter Financial Results

EMERYVILLE, CA — (November 6, 2003) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal third quarter ended September 27, 2003. For the quarter, Pixar earned $13.2 million or $0.23 per diluted share on revenues of $30.2 million. These results were largely driven by the continuing box office results of Finding Nemo, which achieved a worldwide box office gross of $424 million by the end of the third quarter.

"Finding Nemo has become the highest grossing animated film of all time, the highest grossing film so far this year, and the top-selling home video title in the U.S.,” said Pixar CEO Steve Jobs. “With Finding Nemo making its theatrical debut in many of the larger international territories throughout the fall, Pixar is on-track to have the best year in its history.”

The company will discuss its third quarter 2003 earnings results during the conference call to be held today, Thursday, November 6, 2003, at 5:00 p.m. Eastern Time, 2:00 p.m. Pacific Time. The call, hosted by Pixar’s chairman and chief executive officer, Steve Jobs, and executive vice president and chief financial officer, Ann Mather, can be accessed by dialing 888-428-4478 (U.S.) or 651-291-0900 (Int’l) approximately 10 minutes prior to the start time. Additionally, a replay of the call will be provided through Monday, November 10, 2003 until midnight Eastern Time. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 703165.

Pixar will also provide live audio streaming of its third quarter 2003 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios
 Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created five of the most successful and beloved animated films of all time: Academy Award®-winning Toy Story (1995); A Bug’s Life (1998); Golden Globe-winner Toy Story 2 (1999); the Academy Award®-winning Monsters, Inc. (2001); and Finding Nemo (2003). Pixar’s five films have earned more than $2.2 billion at the worldwide box office to date. The Northern California studio’s next two film releases are The Incredibles (November 5, 2004) and Cars (holiday 2005). Pixar’s films are released by Walt Disney Pictures.

This release contains forward-looking information regarding Pixar’s targeted release dates for Pixar’s future films and actual results may differ materially. Factors that could cause delays in the release of our films include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2002 Form 10-K and Second Quarter 2003 Form 10-Q, particularly the sections on risks, for important factors that could cause actual results to differ.

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Pixar Animation Studios
Condensed Statements of Income
(in thousands, except per share data)
(Unaudited)

	Quarter		Nine Months
	Ended		Ended

	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002

Revenue:
Film	$27,481	$100,475	$89,038	$155,711
Software	2,702	1,981	8,678	6,629

Total revenue	30,183	102,456	97,716	162,340

Cost of revenue:
Film	4,287	21,304	15,017	33,231
Software	2	137	27	410

Total cost of revenue	4,289	21,441	15,044	33,641

Gross profit	25,894	81,015	82,672	128,699

Operating expenses:
Research and development	3,066	2,039	11,986	6,623
Sales and marketing	803	404	1,769	858
General and administrative	2,935	2,347	9,944	6,354

Total operating expenses	6,804	4,790	23,699	13,835

Income from operations	19,090	76,225	58,973	114,864
Other income, net	2,717	2,577	8,622	7,678

Income before income taxes	21,807	78,802	67,595	122,542
Income tax expense	8,614	31,867	26,700	49,556

Net income	$13,193	$46,935	$40,895	$72,986

Basic net income per share	$0.24	$0.93	$0.76	$1.46
Diluted net income per share	$0.23	$0.87	$0.72	$1.39
Shares used in computing basic net income per share	54,722	50,643	53,818	50,001
Shares used in computing diluted net income per share	58,030	53,746	57,034	52,691

Pixar Animation Studios
Condensed Balance Sheets
(in thousands)
(Unaudited)

	September 27,	December 28,
	2003	2002

ASSETS
Cash and investments	$516,545	$339,083
Receivables, net	55,003	136,911
Prepaid expenses and other assets	26,340	13,826
Deferred income taxes	33,836	32,719
Property and equipment, net	114,952	117,423
Capitalized film production costs	117,277	92,104

Total assets	$863,953	$732,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,162	$2,341
Accrued liabilities	10,205	9,322
Unearned revenue	10,426	7,341

Total liabilities	21,793	19,004

Shareholders’ equity:
Common stock	532,391	442,477
Accumulated other comprehensive income	445	2,156
Retained earnings	309,324	268,429

Total shareholders’ equity	842,160	713,062

Total liabilities and shareholders’ equity	$863,953	$732,066